Exhibit 10.1

OVERVIEW OF
THE 2006 LONG TERM INCENTIVES for
SENIOR MANAGEMENT COMMITTEE (SMC) MEMBERS

The 2006 Long Term Incentives for SMC Members consist of:

I.	Stock Options

II.	A 2006-2008 Long-Term Incentive Performance Cycle Award

The intent of the 2006 Long Term Incentives is to:

●	Foster increased returns to shareholders;

●	Tie executive pay to measures that drive shareowner return; and

●	Provide competitive compensation consistent with LNC’s compensation philosophy.

I. Stock Options

SMC Members will receive one-half of their 2006 Long Term Incentives award target in the form of options to purchase share of LNC common stock. The options will have ten (10) year terms, with the exercise price set based on the fair market value of LNC common stock at the date of grant. The options will vesting ratably over three (3) years, with one-third vesting on each anniversary of grant date. The options are “time-vested,” not performance vested—in other words, they will vest simply on the basis of the passage of time, not on the achievement of performance criteria.

II. 2006-2008 Long-Term Incentive Performance Cycle Award

SMC Members will receive the other half of their 2006 Long Term Incentives award target as a 2006-2008 LTIP Performance Cycle award. Participants will have the opportunity to elect to receive their award as either: 100% phantom performance shares (“performance shares”), or 75% performance shares and 25% cash (permitted only if current share ownership requirements are satisfied) within thirty (30) days of the date the 2006-2008 Cycle was established (by May 12, 2006). Participants entering the cycle after May 12, 2006 shall receive their awards entirely in performance shares. The ultimate payout of LTIP performance shares, and, in some cases, LTIP cash, will depend on the achievement of the various financial performance measures for the performance cycle, as discussed below.

a. Payout Philosophy for LTIP Performance Shares

Performance shares awarded under the 2006-2008 LTIP Performance Cycle are intended to provide competitive compensation relative to market, consistent with LNC’s compensation philosophy. The LTIP shares are performance leveraged, with performance goals established at the beginning of the cycle such that achievement at the target performance level will produce median compensation. All performance measures are absolute. In setting the performance targets, an analysis was performed to ensure the targets were set consistently with the above philosophy.

The maximum award, 200% of target, will be paid when performance is superior, and a minimum award, 50% of target, will be paid out when a threshold level of performance is met. For an award of LTIP shares or LTIP cash to ultimately be paid out, the threshold or minimum achievement level for at least one of the three performance measures must be attained.

b. LTIP Cycle Duration

The 2006-2008 LTIP Performance Cycle is based on performance period beginning on January 12, 2006, and ending on December 31, 2006, for a total cycle duration of 1,083 days (a normal three-year cycle, not including any “leap” years, will run a total of 1,095 days).

c. Cycle Frequency

The 2006-2008 LTIP Performance Cycle will begin on January 12, 2006, upon approval by the Committee at its April 12, 2006 meeting. This cycle will run concurrently with other LTIP cycles. Normally, three cycles will be in effect at the same time.

d. LTIP Performance Measures

The performance measures, all absolute, are growth in income from operations per diluted share (EPS), growth in return on equity (ROE), and growth in retail sales. Each measure will be equally weighted (33 1/3%) with respect to each participant’s potential award (“Sales Growth”).  At the beginning of the 2006-2008 LTIP Performance Cycle, at its April 12, 2006 meeting, the Compensation Committee set minimum, target, and maximum performance achievement levels for each measure. Awards where the actual performance falls in between the established minimum, target, and maximum achievement levels will be determined by interpolation.

•
EPS growth is weighted 33 1/3% and expressed as a compound average annual growth rate, based on the point-to-point difference between EPS for the year prior to the beginning of the cycle (2005) and the EPS of the final year of the cycle (2008).

•
ROE growth is weighted 33 1/3% and determined based on a comparison of return on equity for the year prior to the beginning of the cycle (2005) to return on equity for the final year of the cycle (2008).

•	Sales growth will also be weighted 33 1/3% and based on gross investment deposits plus life and annuity sales.

e. Payout Adjustments

The Compensation Committee retains the right to adjust individual targets during the cycle, and to modify payouts at the end of the cycle based on extraordinary circumstances during the cycle.

In deciding whether to adjust an individual target, or to modify a payout, the Committee can consider factors impacting results such as changing economic and market conditions, mergers or acquisitions, sale of a business, restructuring charges, reserve strengthening or release, or extraordinary natural occurrences or man-made events (e.g. acts of war).

In making such changes, the Committee may consider investor reaction, stock price performance, performance of peers and the CEO’s recommendation. The guiding principle in making adjustments and modifications should be to encourage and reward management for consistently high financial and shareholder return performance relative to peers, while taking into consideration creation of shareholder value.

f. Form of LTIP Compensation

The Compensation Committee shall designate both the award target and range for each LTIP participant. Participants who receive target compensation awards within the thirty (30) day period beginning on the date that the 2006-2008 LTIP Performance Cycle was approved (April 12, 2006 to May 12, 2006) may elect to receive his or her ultimate LTIP award (if any) in one of two forms:

●	100% shares of LNC common stock; or

●	75% shares of LNC common stock and 25% in cash (if ownership guidelines have been satisfied)

Participants who fail to make an election by May 12, 2006, or who become an LTIP participant any time after April 12, 2006 will receive their LTIP award entirely in performance shares. Performance shares will be paid out in shares of LNC common stock. The number of shares of LNC common stock, if any, ultimately issued to an LTIP participant will be calculated based on the individual’s target compensation award at the beginning of the cycle, divided by the Fair Market Value of LNC common stock on April 12, 2006 (as determined under the ICP), and the performance levels achieved with respect to the cycle. Dividends will accumulate with respect to the performance shares during the performance cycle and vest based on LTIP performance.

Changes in stock prices during the performance cycle will be to the participant’s advantage or disadvantage. No adjustments will be made at the end of the cycle for stock price changes

III. Participants

All individuals designated by the CEO and approved by the Compensation Committee will participate in the award program.

1.
Individuals who are hired or promoted to a position on the Senior Management Committee during a performance cycle may receive a pro-rated LTIP target award. Current LTIP participants who are promoted or demoted (to positions of greater or lesser responsibility) during a particular performance cycle may have their award targets pro-rated to reflect the new target award amount.

2.
Individuals who are removed from the award program because of a change in responsibilities, death, Total Disability or Retirement, or because of involuntary termination other than for Cause (all capitalized terms shall have the definitions set forth in the applicable Award Agreement) will receive an award pro-rated award based on the ratio of days of employment during the three-year performance cycle (usually 1,095 days {3 x 365 days}; for the 2006-2008 LTIP cycle = 1,083 days).

3.	Individuals who voluntarily terminate employment forfeit any payout for the 2006-2008 LTIP Performance Cycle regardless of how many days they have completed in the cycle.

4.
Awards for individuals who are “covered employees” under IRC Section 162(m) may not exceed the specified maximum amounts set forth in the Amended and Restated ICP. In addition, payouts to “covered employees” may not exceed the specified maximum amounts established by the Compensation Committee for the applicable long-term performance cycle.